EXHIBIT 16



August 1, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C.  20549

Gentlemen:

We have read Item 4 of Form 8-K, which was filed on or about July 31, 2001 of CareAdvantage, Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with respect to the statements regarding the approval by the Board of Directors or the engagement of Arthur Anderson LLP.

Very truly yours,

/s/ Richard A. Eisner & Company, LLP

Richard A. Eisner & Company, LLP